Exhibit 17.1

From: Raymond Akers

Subject: Resignation

Date: May 27, 2018 at 1:24:20 PM EDT

To: “Barry I. Grossman”, George Bochetto, Jonathan Deblinger, Ric Tarbox

Dear Sirs,

I resign from the Board of Directors of Akers Biosciences Inc. effective immediately.

Raymond F. Akers, Jr., Ph.D.

Co-Founder